Putnam Michigan Tax Exempt Fund, 5/31/13, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  2,460
Class B	  44
Class C	  47
Class M	  14

72DD2 (000s omitted)

Class Y	  60

73A1

Class A	  0.308597
Class B	  0.249401
Class C	  0.235044
Class M	  0.282485

73A2

Class Y	  0.329766

73C

Class A   0.001849
Class B   0.001492
Class C   0.001405
Class M   0.001691
Class Y   0.001976

74U1	(000s omitted)

Class A	  8,076
Class B	  185
Class C	  244
Class M	  28

74U2	(000s omitted)

Class Y	  218

74V1

Class A	  9.41
Class B	  9.40
Class C	  9.41
Class M	  9.41

74V2

Class Y	  9.42


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.